Exhibit 10.47

CANADIAN TAX MATTERS AGREEMENT

AMONG

GENERAL ELECTRIC COMPANY

GENERAL ELECTRIC CAPITAL CORPORATION

GECMIC HOLDINGS INC.

GE CAPITAL MORTGAGE INSURANCE COMPANY (CANADA)

AND

GENWORTH FINANCIAL, INC.

MADE AS OF

MAY 24, 2004

CANADIAN TAX MATTERS AGREEMENT

AMONG                                                                                                                                                                                                GENERAL ELECTRIC COMPANY, a company incorporated under the laws of the State of New York,

                                                                                                                                                                                                                                                                                (hereinafter referred to as “GE”)

AND                                                                                                                                                                                                                     GENERAL ELECTRIC CAPITAL CORPORATION, a company incorporated under the laws of the State of Delaware,

                                                                                                                                                                                                                                                                                (hereinafter referred to as “GECC”)

AND                                                                                                                                                                                                                     GECMIC HOLDINGS INC., a company incorporated under the laws of Canada,

                                                                                                                                                                                                                                                (hereinafter referred to as “GECMIC Holdings”)

AND                                                                                                                                                                                                                     GE CAPITAL MORTGAGE INSURANCE COMPANY (CANADA), a company duly incorporated under the laws of Canada,

(hereinafter referred to as the “Company”)

AND                                                                                                                                                                                                                     GENWORTH FINANCIAL, INC., a company incorporated under the laws of Delaware,

(hereinafter referred to as “Genworth”).

RECITALS:

A.                                   Pursuant to the Master Agreement (“Master Agreement”) dated May 24, 2004 among GE, GECC, GEI, Inc., a company incorporated under the laws of the State of Delaware (“GEI”), GE Financial Assurance Holdings, Inc., a company incorporated under the laws of the State of Delaware (“GEFAHI”), and Genworth, Genworth has agreed, inter alia, to acquire the outstanding shares of stock of certain subsidiaries of GE.

B.                                     Pursuant to the US Tax Matters Agreement dated May 24, 2004 between GE, GECC, GEI, GEFAHI, and Genworth, GE and Genworth have entered into an arrangement governing the US tax affairs of the subsidiaries and businesses acquired pursuant to the Master Agreement.

C.                                     GECMIC Holdings has agreed to sell, and Genworth has agreed to acquire (through a Canadian subsidiary) all of the issued and outstanding shares of the Company , for fair market value consideration (the “Share Transfer”), such Share Transfer to occur immediately before a proposed initial public offering of Genworth shares.

D.                                    In connection with the Share Transfer, the parties wish to set out their agreement with respect to certain tax matters relating to the Company.

NOW, THEREFORE, IN CONSIDERATION OF THE SHARE TRANSFER, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                                      Definitions

1.1           “Taxes” means all federal, provincial, municipal, territorial, foreign or other taxes, imposts, levies, rates, assessments and government fees, charges or dues lawfully assessed, levied, or imposed against the Company, including all income, capital gains, excise, sales, use, property, capital, goods and services, business transfer, value added, compensation, social security, payroll, employment, privilege, franchise, licence and school taxes and custom and import duties, and includes all interest, fines, and penalties with respect thereto.

1.2           “Tax Returns” means all reports, returns, and other documents filed or required to be filed by the Company in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

2.                                       Tax Return Filing

2.1                                 The Company shall be responsible for preparing and filing of the Company’s Tax Return for the taxation year of the Company ended December 31, 2004 (the “2004 Return”).  The 2004 Return will be subject to review, adjustment and approval by GE, which approval may not be unreasonably withheld.  The Company shall prepare a draft 2004 Return in sufficient time to enable GE to review the draft 2004 Return and resolve any outstanding issues, so that the final 2004 Return may be filed on or before its due date.

2.2                                 Subject to section 2.3, GE has the right to cause the Company to claim less than the maximum allowable deduction in respect of reserves (the “Under-Reserve”) in its 2004 Canadian Tax Returns.  The Under-Reserve shall not exceed the amount that will generate an excess of CAD $72,000,000 of Canadian federal and provincial income tax over the Canadian federal and provincial income tax the Company would pay absent the Under-Reserve.

GE shall notify the Company and Genworth of its decision to exercise its right sufficiently in advance of the time the Company is required to deliver the draft Tax Return.

2.3

a)                                      In order for GE to be able to assert its right under section 2.2 the Company must reasonably determine that after having paid the Taxes resulting from the Under-Reserve, the Company will be able to comply with the Insurance Companies Act and have adequate regulatory capital to carry on its business in a manner consistent with applicable regulatory guidelines, overall prudence based on the in force business, the Company’s reasonable growth expectations, volatility in the investment portfolio, and capital efficiency.

b)                                     If the Company reasonably determines that it cannot pay the Taxes resulting from the Under-Reserve and meet the obligations in a), then before GE can exercise its rights in section 2.2, the Company and Genworth shall consult and agree on a method for Genworth to supply the required additional regulatory capital to the Company or for the Company to otherwise satisfy the obligations in a) in sufficient time to facilitate timely payment of such Taxes and filing of Tax Returns.

c)                                      If Genworth reasonably determines that it does not have sufficient liquidity to supply the additional regulatory capital required in b), then GE shall lend or otherwise provide to Genworth an amount up to the required additional regulatory capital without interest or other cost to Genworth, but no more than is required for Genworth to maintain sufficient liquidity after supplying the required additional regulatory capital.

d)                                     To the extent Genworth uses funds not lent or provided to it by GE to supply additional regulatory capital to enable the Company to pay any or all of the Taxes resulting from the Under-Reserve, GE shall reimburse Genworth for Genworth’s opportunity cost of foregone investment.  To the extent the Company pays any or all of the Taxes resulting from the Under-Reserve without additional regulatory capital from Genworth, GE shall reimburse the Company for the Company’s opportunity cost of foregone investment.  In determining the amount of these reimbursements from time to time the foregone investment shall be reduced as the Company recovers Taxes as a result of reinstating maximum reserve claims for taxation years after 2004, which the Company undertakes to do as soon as practicable.

e)                                      If GE disagrees with the determinations in b) or c), any party can send the matter to arbitration for a decision.  Section VII of the Master Agreement shall govern these arbitrations.

2.4                                 The Company agrees that it shall take no actions outside of the ordinary course of business that would result in a reduction in the Company’s regulatory capital, unless GE is notified of and approves such action.

2.5                                 Unless otherwise agreed by GE, until any loan or other funding made by GE to Genworth pursuant to Section 2.3c) hereof has been repaid to GE, the Company shall claim the maximum allowable deduction in respect of its reserves in its Canadian Tax Returns for taxation years ending after 2004, to the extent of its taxable income before reserve deductions.  Genworth shall repay any loan or other funding received from GE pursuant to Section 2.3c) hereof as soon as is reasonably possible.  In all events, Genworth shall repay such loan or other funding no later than the date by which the Company recovers the excess Canadian tax described in Section 2.2 hereof (as a result of reinstating maximum reserve claims for taxable years after 2004).

2.6                                 The Company shall not amend or re-file any Tax Return in respect of any taxation period ending on or before December 31, 2004 without the prior written consent of GE, which consent shall not be unreasonably withheld.

3.                                       Further Assurances

The parties agree that they shall, from time to time and at all reasonable times hereafter, do and execute or cause to be done and executed, all such further acts as may reasonably be required to give effect to this Agreement.

4.                                       The preamble to this Agreement shall form an integral part of this Agreement.

5.                                       This Agreement shall be governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on •, 2004.

GENERAL ELECTRIC COMPANY

Per:	/s/ Dennis D. Dammerman
Dennis D. Dammerman
Vice Chairman and Executive Officer

GENERAL ELECTRIC CAPITAL CORPORATION

Per:	/s/ James A. Parke
James A. Parke
Vice Chairman and Chief Financial Officer

GECMIC HOLDINGS INC.

Per:	/s/

GE CAPITAL MORTGAGE INSURANCE COMPANY (CANADA)

Per:	/s/

GENWORTH FINANCIAL, INC.

Per:	/s/ Joseph J. Pehota
Joseph J. Pehota
Senior Vice President